Exhibit 10.4
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SECOND AMENDING AGREEMENT
TO
AMENDED AND RESTATED MASTER CONTRACT MANUFACTURING SERVICES AGREEMENT
THIS SECOND AMENDING AGREEMENT TO AMENDED AND RESTATED MASTER CONTRACT MANUFACTURING SERVICES AGREEMENT (‘Amendment”) is entered into between Nortel Networks Limited, a Canadian corporation with a place of business at 8200 Dixie Road, Suite 100, Brampton, Ontario L6T 5P6 (“NNL”) and Flextronics Telecom Systems, Ltd., a company organized under the laws of Mauritius (“FTS”), and shall be effective as of May 8, 2006 (“Effective Date”).
WHEREAS, NNL and FTS (the “Parties”) entered into an Asset Purchase Agreement dated as of June 29, 2004, as amended (the “APA”), whereby NNL agreed to sell and FTS agreed to purchase certain assets for the purpose of transferring, inter alia, those Operations (as that term is defined in the APA), conducted in the Monkstown Facility (as that term is defined in the APA) located in Monkstown, Northern Ireland;
AND WHEREAS, the Parties also entered into an Amended and Restated Master Contract Manufacturing Services Agreement dated as of June 29, 2004, and subsequently amended as of November 1, 2004 (the “MCMSA”), whereby NNL agreed to purchase and FTS agreed to provide, or cause it affiliates to provide, certain manufacturing and design services;
AND WHEREAS, the Parties have subsequently agreed that the Monkstown Facility will not transfer to FTS;
AND WHEREAS, NNL and FTS wish to amend the MCMSA to reflect the impact of NNL’s retention of the Monkstown System House, as well as to correct some errors in the MCMSA which the Parties recognized after the MCMSA was signed.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth (the receipt and sufficiency of which is hereby acknowledged), the Parties hereby agree as follows:
1. Except as expressly defined herein or by reference to definitions in the APA, the words used as defined terms in the Second Amending Agreement shall have the same meaning and effect as those set definitions set forth in Exhibit 1 to the MCMSA.
MONKSTOWN SYSTEM HOUSE
2. Section 1.3 of the MCMSA is hereby amended to insert a new section 1.3.7 entitled “Monkstown System House Operations” and reading as follows:
2nd Amending Agreement — Flextronics

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During the Minimum Commitment Period, as defined in Section 1.3.2, in the event that Nortel decides to outsource any portion of the Monkstown Systems House operations which are (i) being conducted by Nortel as of the Effective Date and (ii) were included within subsections (i) and (ii) of the definition of “Operations” set forth in the APA, then Nortel will work with Flextronics exclusively for a reasonable period of time (not to exceed 90 days) to outsource such work to Flextronics. Nortel will accept Flextronics’s offer for such outsourced business provided that Flextronics’s ability to provide a level of cost, service, and quality meets Nortel’s identified targets for the relevant products. In the event Flextronics does not provide an acceptable offer in such period of time, Nortel shall have the right to attempt to outsource the work through a competitive bid, auction or similar process. Flextronics shall be invited to participate in any such competitive process. Nortel shall not accept an offer from another outsource supplier that, in aggregate, is equal or lesser in value than the then-outstanding available offer from Flextronics. In the event a competitive process is followed and Flextronics has not provided the best offer, Nortel will provide an indication to Flextronics of what improvements would be required in the then-current Flextronics offer in order for the offer to be competitive and for Nortel to award the business to Flextronics. If Flextronics agrees to make such improvements to their offer, Nortel will award the business to Flextronics.
3. Nortel will purchase the requirements of the Monkstown System House for Manufacturable Products from Flextronics according to the schedule currently set out as vertical integration to Flextronics in the Product Transition Plan; however, the Product Transition Plan will be amended to defer the transfer of the sourcing of the Optical and Enterprise EMS Products from Solectron Dunfermline to Flextronics until July 1, 2007 (the “Dunfermline Products”).
4. Section 1.3.2 of the MCMSA is hereby amended to delete the first paragraph and replace with the following paragraph:
During the first two (2) years of the Minimum Commitment Period, Nortel Networks will source a minimum of [•] of its spend on Manufacturable Products with Flextronics. In the third (3rd) year of the Minimum Commitment Period, Nortel Networks will source a minimum of [•] of its spend on Manufacturable Products with Flextronics and in the fourth (4th) year of the Minimum Commitment Period, Nortel Networks will source a minimum of [•] of its spend on Manufacturable Products with Flextronics. The Minimum Commitment Period shall be defined as beginning on October 1, 2005. Notwithstanding the calculation of the Minimum Commitment set out above, for the period between October 1, 2005 and
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ending on the date of the Calgary Systems House transfer, the Minimum Commitment shall be [•]
TERM AND ICR SCHEDULE AND PROCESS
5. The content of Section 1.5 of the MCMSA is hereby deleted and replaced with the following:
This Agreement shall commence on the Amendment Effective Date and continue until terminated in accordance with this Agreement (the “Amended Term”). For purposes of Section 11 and related Exhibits, Year One shall begin on August 1, 2005 and Years Two, Three and Four shall begin on the respective anniversaries of August 1, 2005. Either Party may deliver a notice for termination for convenience to take effect 180 days following such notice; provided however, that no such notice may be delivered before April 1, 2009.
ICR.
6. The ICR achieved by Flextronics under the MCMSA shall be shared with Nortel as per the following:
i.	ICR generated through Vertical Integration transfers of PCBA and Enclosures to Flextronics (including PPV and Transformation Cost savings) will be shared [•] Flextronics and [•] Nortel, whenever the transfer occurs;

ii.	[•]
CALCULATION OF CAP FOR LAST TIME BUY
7. Section 4.4.4 of the MCMSA is hereby amended to insert the following paragraph between the penultimate and final paragraphs of that Section:
Notwithstanding anything in this Section 4.4.4 to the contrary, prior to the completion of the final Systems House divestiture, the cap applicable to Last Time Buy inventory shall be calculated as follows:
(a) The revenue applicable to the calculation shall be that of St Laurent and Chateaudun
(b) The revenue (forecast and actual) applicable to the calculation shall exclude non-integrated OEM materials
For the 6 months immediately following the transfer of a Systems House, the determination of the revenue number to be used to calculate the Last Time Buy cap (where 6 months of historical revenue data is required) will use Nortel pre-transfer revenue data in place of Flextronics revenues, for whichever months Flextronics data is not available. Six months after the transfer of the final Systems House to Flextronics, the cap shall be calculated as set out above in this Section 4.4.4.
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     FOREIGN CURRENCY CONVERSION
8. The definition of “Currency Conversion” in Exhibit 1 is hereby deleted and replaced with the following:
“Currency Conversion” means a factor used in calculating Price or Material Cost, or any part thereof, for purchases in a currency other than the currency in which Nortel Networks is required to pay Flextronics hereunder, based on the “FX Bench” forward currency rate as published by Reuters 12.00 CET on the mutually agreed date for pricing (the “Exchange Rate”), or any other benchmark as otherwise agreed in the applicable VSHA.
9. Section 11.2 of the MCMSA is herby amended to delete the second paragraph and replace it with the following:
If payment is made in currency other than U.S. dollars, the Parties shall use the Currency Conversion factor for SC Materials, NC Materials and Transformation Costs to calculate payment. Currency fluctuation shall be measured monthly as part of the monthly price review. [•] In such instances, Flextronics will provide Nortel with all relevant documentation pertaining to their hedging activities to support their claim of loss. Such documentation may include (but is not limited to) original volume forecast, actual volumes and trade tickets from bank to confirm currency volume, rates and institution. Nortel shall provide a response to such compensation request within 14 days of receipt of the documentation. Nortel shall make payment for such request 14 days after the compensation amount has been agreed.
MISCELLANEOUS
10. The reference to “Corporate Standard 180.40 Component Flextronics Assessment, Approval and Qualification” in the third paragraph of Section 4.5 shall be changed to “Corporate Standard 180.111 Component Qualification and Corporate Standard 180.112 Supplier Assessment and Approval.”
11. Exhibit 3 of the MCMSA shall be deleted and replaced with the Exhibit 3 attached hereto as Schedule A.
12. The definition of “Flextronics” and “Flextronics Company” in Exhibit 1 shall be deleted and replaced as follows
“Flextronics” means FTS and, as applicable, any Flextronics Company.
“Flextronics Company” means any FTS Affiliate that is to (i) deliver Products to fulfill a Purchase Order or Online System Order, received pursuant to this Agreement and the relevant Virtual Systems House
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Agreement or (ii) deliver Design Services to fulfill a Design Order or a Sustaining Design Order pursuant to Exhibit 9-1 or 9-2 to this Agreement.
13. Section 4.9 of the MCMSA shall be amended to replace the reference to Section 4.7 with a reference to Section 4.8.
14. All other terms and conditions of the MCMSA shall remain unchanged; nothing herein shall be construed as relieving either party of any right or obligation under the MCMSA except as expressly set forth herein.
IN WITNESS WHEREOF, the parties hereto have signed this Second Amending Agreement to the Amended and Restated Master Contract Manufacturing Services Agreement by their duly authorized representatives, to be effective as of the Effective Date first above written, although actually signed by the parties on the dates shown below their respective signatures.

NORTEL NETWORKS LIMITED	FLEXTRONICS TELECOM SYSTEMS, LTD.

By: /s/ J. Joel Hackney	By: /s/ M. Marimuthu

Name: Joel Hackney	Name: Manny Marimuthu
Title: Senior Vice-President,	Title: Director
Global Supply Chain and Quality

Date: May 8, 2006	Date: May 8, 2006
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SCHEDULE A
EXHIBIT 3
SUPPLIER QUALITY REQUIREMENTS MANUAL
This manual is found on the Nortel website at http://mynortelnetworks.com Printed copies are uncontrolled documents. While Nortel will communicate to suppliers major revisions to this manual, suppliers are expected to remain up to date on Nortel requirements by frequently visiting the Nortel website. Any changes which may have a impact on Product quality or reliability (including field failure rates and Epidemic Condition) will be considered major revisions.
2nd Amending Agreement — Flextronics